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                                                                     EXHIBIT 1.1

                         ASSIGNMENT OF ROYALTY PROCEEDS

         THIS ASSIGNMENT OF ROYALTY PROCEEDS ("Assignment") is made and entered into effective as of April 1, 2001 (the "Effective Date"), regardless of the dates upon which it actually is executed by the parties hereto, by and between CANYON RESOURCES CORPORATION, a Delaware corporation ("Canyon"); and FRANCO-NEVADA MINING CORPORATION, INC., a Nevada corporation ("Franco-Nevada").

                                    RECITALS

         A. Effective December 1, 1996, CR Briggs Corporation, a Colorado corporation ("CR Briggs"), and Euro-Nevada Mining Corporation, Inc., a Nevada corporation ("Euro-Nevada"), entered into a certain "Briggs Project Net Smelter Return Royalty Deed" (the "1996 Deed"), with respect to certain unpatented mining claims in Inyo County, California, as described in Exhibit A to the 1996 Deed (the "Claims"). The 1996 Deed was recorded on February 10, 1997, in the official records of Inyo County, California as Document No. 970382.

         B. CR Briggs is successor-in-interest with respect to the Claims to First Sierra Gold Corporation, a California corporation; Camindex Resources, Inc., an Alaska corporation; Addwest Gold, Inc., a Kentucky corporation; and certain interests of David L. Pruett.

         C. By merger, Franco-Nevada is successor-in-interest to all rights and obligations of Euro-Nevada under the 1996 Deed.

         D. Pursuant to the 1996 Deed, CR Briggs is obligated to pay production royalties ("Production Royalties") on precious metals produced from the Claims and sold or otherwise disposed of.

         E. Canyon wishes to acquire from Franco-Nevada certain of the Production Royalties, and Franco-Nevada wishes to assign certain of those Production Royalties to Canyon, on the terms and for the consideration specified in this Assignment.

         NOW, THEREFORE, in consideration of the mutual benefits to be enjoyed by the parties hereto, Canyon and Franco-Nevada hereby agree as follows:

         1. Assignment of Portion of Production Royalties. Franco-Nevada hereby assigns to Canyon all Production Royalties payable under the 1996 Deed on the first 175,000 troy ounces of gold on which Production Royalties are payable on or after the Effective Date. This Assignment shall be of no force or effect as to any and all




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Production Royalties payable under the 1996 Deed in excess of said 175,000 ounces of gold. All such payments of Royalties shall be calculated and paid to Canyon or its designee in the manner specified in the 1996 Deed. Franco-Nevada hereby authorizes CR Briggs to rely upon this Assignment in making such payments to Canyon, provided that Franco-Nevada shall continue to receive the benefits of the provisions of Section 4.3 of the 1996 Deed during the period this Assignment remains effective.

         2. Delivery of Stock. As partial consideration for this Assignment, Canyon shall issue and deliver to Franco-Nevada, concurrently with the execution of this Assignment, 1,050,000 unregistered shares of the common stock of Canyon (the "Shares").

         3. Conveyance of Net Smelter Return Royalty. As further consideration for this Assignment, Canyon shall cause CR Briggs to execute, notarize and deliver to Franco-Nevada, concurrently with the execution of this Assignment, a Deed of Net Smelter Return Royalty (the "1% Royalty Deed") in the form attached as Exhibit B hereto. The 1% Royalty Deed shall provide for the payment of a 1% Production Royalty, as defined in Exhibit B hereto ("1% Production Royalty"), on any and all production on which Production Royalties are payable after the Effective Date to Franco-Nevada under the 1996 Deed which are not assigned to Canyon pursuant to Section 1 of this Assignment. The 1% Production Royalty is in addition to the Production Royalties payable to Franco-Nevada under the 1996 Deed.

         4. Registration of the Shares; Effect of Failure to Register. The parties hereby agree that this Assignment was executed on September 27, 2001 ("Commencement Date"). As soon as practicable after the Commencement Date, Canyon shall file with the United States Securities and Exchange Commission ("SEC") and any other appropriate agency or stock exchange documentation for registration of the Shares as unrestricted and free trading Shares. Canyon thereafter shall diligently work to complete the registration of the Shares. If Canyon is unable to complete that registration by March 31, 2002, Franco-Nevada shall have the right to elect by written notice (the "10 Day Notice") delivered to Canyon within ten (10) days after March 31, 2002, or any extension of that date agreed to in writing by Franco-Nevada, to rescind this entire transaction. If Franco-Nevada does not timely deliver the 10 Day Notice , Canyon shall continue diligently to register the Shares, and Franco-Nevada shall be deemed conclusively to have elected not to rescind this transaction. Following registration of the Shares, the Shares shall be unrestricted and free trading, and not subject to any legend or the provisions thereof. If Franco-Nevada timely delivers the 10 Day Notice , the following shall occur:

                  A. Within ten (10) days after receipt of that notice, Canyon shall execute a written release, which shall be in a recordable form reasonably




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         acceptable to Franco-Nevada, pursuant to which Canyon shall surrender and release to Franco-Nevada all of Canyon's rights under this Assignment, free and clear of all liens and encumbrances.

                  B. Within sixty (60) days after receipt of that notice, Canyon shall repay to Franco-Nevada all Production Royalties received by Canyon pursuant to this Assignment.

                  C. Upon receipt of Canyon's repayment pursuant to section 4.B of this Assignment, Franco-Nevada shall:

                           (i) return the certificates representing the Shares
                  to Canyon, free and clear of all liens and encumbrances; and

                           (ii) reconvey to CR Briggs the 1% Production Royalty
                  conveyed to Franco-Nevada pursuant to the 1% Royalty Deed, free and clear of all liens and encumbrances. This reconveyance shall be by a document in the same form of conveyance as the 1% Royalty Deed.

         5. Franco-Nevada Securities Agreements and Representations.

                  A. Franco-Nevada shall file a Form 13d with the SEC within ten
         (10) days of its receipt of the Shares.

                  B. Franco-Nevada understands that Franco-Nevada's acquisition of the Shares will be a highly speculative investment. Franco-Nevada has such knowledge and experience in financial and business matters that Franco-Nevada hereby acknowledges that, to Franco-Nevada's satisfaction, (i) Franco-Nevada has either had access to or has been furnished with all the information regarding Canyon and the terms of this investment transaction to Franco-Nevada's satisfaction (ii) Franco-Nevada has discussed the entire investment transaction and the information described in clause (i) above with representatives of Canyon, (iii) Franco-Nevada has been provided the opportunity to ask questions concerning this investment transaction and the terms and conditions thereof and all such questions have been answered to Franco-Nevada's satisfaction, (iv) Franco-Nevada has obtained all additional information which Franco-Nevada deems necessary to verify the accuracy of the information previously disclosed or provided to Franco-Nevada, and (v) Franco-Nevada has had ready access to and an opportunity to review any and all documents which Franco-Nevada deems relevant to this transaction, and no information, oral or written, that Franco-Nevada has requested has been withheld by Canyon.



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                  C. (i) Franco-Nevada qualifies as an accredited investor as that term is defined under Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended (the "1933 Act"),
         (ii) Franco-Nevada is acquiring the Shares solely for Franco-Nevada's own account for investment and not with a view to or for sale or distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction registered, or exempt from registration, under the 1933 Act, (iii) the entire legal and beneficial interest in the Shares that Franco-Nevada is acquiring is being acquired for, and will be held for the account of Franco-Nevada only and neither in whole nor in part for any other person, and (iv) Franco-Nevada understands that: subject to the provisions of Section 4 of this Assignment, (A) neither the sale of the Shares which Franco-Nevada is acquiring nor the Shares themselves have been registered under the 1933 Act or any state securities laws, and the Shares must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available and (B) the share certificate representing the Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 or the laws of any state and have been issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration."

         6. Canyon's Representations. Canyon represents and warrants the following:

                  A. Accuracy of Public Disclosure Record.

                     (i) Since December 1, 2000, Canyon has filed with the applicable regulatory authorities in the United States and all other applicable jurisdictions all documents required to be filed by it under United States securities laws and the securities laws of such other applicable jurisdictions.



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                     (ii)  As at their respective dates, the documents filed in
                           2001 by Canyon as required by applicable regulatory authorities in the United States complied in all material respects with the then applicable requirements of United States securities laws and other applicable securities laws and no statement contained therein is false in any material particular or materially misleading or made without caring whether it is true or false, nor did Canyon know or should it reasonably have known that any statement contained therein was false in a material particular or materially misleading.

                     (iii) Without limiting the generality of Sections 6.A(i)
                           and (ii) of this Assignment, the financial statements contained in the documents described in those Sections of this Assignment (a) were prepared in accordance with United States GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (b) fairly presented the consolidated financial position of Canyon as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in such financial statements, Canyon has not made any change in the accounting practices or policies applied in the preparation of its financial statements.


                  B. Full Disclosure. In negotiating this Assignment with
                     Franco-Nevada, (i) Canyon made no statement which was or remains materially false or misleading or which was made without caring whether it is true or false, and (ii) Canyon disclosed all material information and its plans or other intentions which would have a material effect on the decision of a prudent investor to enter into this Assignment.


                  C. Limitation on Canyon Equity Distributions. For the period
                     (the "Limitation Period") from the Commencement Date, as defined



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                     in Section 4 above, through the earlier of: (i) thirty (30)
                     days after completion of the registration of the Shares pursuant to Section 4, or (ii) July 1, 2002; Canyon shall not issue additional Canyon stock that, in the aggregate, exceeds fifteen percent (15%) of the total number of issued and outstanding shares of Canyon stock as of the Commencement Date. The Shares shall be included in calculating that total, even if they have not yet been delivered to Franco-Nevada as of the Commencement Date. Canyon stock issued pursuant to Canyon's current qualified stock option plans shall not be included in calculating the fifteen percent (15%) limitation. If Canyon issues stock during the Limitation Period in a quantity that exceeds the fifteen percent (15%) limitation, Franco-Nevada shall have the right to rescind this transaction, with the consequences described in Sections 4.A, 4.B and 4.C above. If Franco-Nevada does not exercise this right by written notice to Canyon within thirty (30) days after the end of the Limitation Period, it shall be deemed conclusively to have elected not to rescind this transaction. This rescission right shall be Franco-Nevada's exclusive remedy for Canyon's exceeding the fifteen percent (15%) limitation.

         7. Entire Agreement. This Assignment supercedes, entirely replaces and terminates all prior oral and written agreements, if any, between the parties regarding the subject matter hereof, including without limitation, the letter proposal dated July 20, 2001 from Canyon to Franco-Nevada, but excluding the 1996 Deed and the 1% Royalty Deed except as modified by the express provisions of this Assignment. This Assignment, the 1996 Deed, and the 1% Royalty Deed contain the entire agreement between Canyon and Franco-Nevada and CR Briggs pertaining to the subject matter hereof, and no oral agreement, promise, statement or representation which is not contained herein or therein shall be binding upon any of the parties unless subsequently reduced to writing and signed by the parties thereto.

         8. Additional Documents. Canyon and Franco-Nevada shall from time-to-time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Assignment.

         9. Covenant Running with Land; Binding Effect. All of the covenants, conditions and terms of this Assignment shall (i) run as a covenant with the Claims; and (ii) bind and inure to the benefit of the respective parties hereto.




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         10. No Partnership. Nothing in this Assignment shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Canyon and Franco-Nevada.

         11. Governing Law. This Assignment shall be governed by and construed under the laws of the State of California.

         12. Notices. Unless otherwise provided in this Assignment, any notice or other correspondence required or permitted by this Assignment shall be in writing and shall be deemed to have been properly given or delivered (i) on the day of hand delivery if hand-delivered to the party to which directed; (ii) on the third day following deposit in the United States mail, certified, with all necessary postage or charges fully prepaid, return receipt requested; or (iii) on the day after transmission by electronic facsimile transmission, with written confirmation of delivery, and addressed to the party to whom directed at the following addresses:

                  Canyon:           Canyon Resources Corporation
                                    14142 Denver West Parkway
                                    Suite 250
                                    Golden, Colorado 80401
                                    Facsimile No.: (303) 279-3772

                  Franco-Nevada:    Franco-Nevada Mining Corporation, Inc.
                                    681B Sierra Rose Drive
                                    Reno, Nevada 89511-2060
                                    Facsimile No.: (775) 825-4994

Either party may change its address for the purpose of notices or communications by furnishing notice thereof to the other party in the manner provided in this
Section 12.

         IN WITNESS WHEREOF, this Assignment is executed as of the Effective
Date.

                                    CANYON RESOURCES CORPORATION, a
                                    Delaware corporation

                                    By: /s/ Richard H. De Voto
                                       -----------------------------------------
                                    Name:  Richard H. DeVoto
                                    Title: President



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                                    FRANCO-NEVADA MINING CORPORATION,
                                    INC., a Nevada corporation

                                    By: /s/ M. Craig Haase
                                       -----------------------------------------
                                    Name:  M. Craig Haase
                                    Title: Vice Chairman


STATE OF COLORADO          )
                           ) ss:
COUNTY OF JEFFERSON        )

         This instrument was acknowledged before me on September 28, 2001, by Richard H. DeVoto, as President of Canyon Resources Corporation, a Delaware corporation.

         Witness my hand and official seal.

         My commission expires: August 9, 2002
                                ------------------------------

                                    /s/ Ann M. Pacheco
                                    --------------------------------------------
                                    Notary Public

STATE OF NEVADA            )
                           ) ss:
COUNTY OF WASHOE           )

         This instrument was acknowledged before me on September 27, 2001, by M. Craig Haase, as Vice Chairman of Franco-Nevada Mining Corporation, Inc., a Nevada corporation.

         Witness my hand and official seal.

         My commission expires: February 28, 2004
                                ------------------------------



                                    /s/ Rhonda Shoolroy
                                    --------------------------------------------
                                    Notary Public





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